Exhibit 3.63

ARTICLES OF ORGANIZATION

OF

CLEARWIRE IP HOLDINGS LLC

Under Section 203 of the Limited Liability Company Law

FIRST: The name of the limited liability company is Clearwire IP Holdings LLC.

SECOND: The county within this state in which the office of the limited liability company is to be located is Albany County.

THIRD: The Secretary of State is designated as agent of the limited liability company upon whom process against it may be served. The address within this state to which the Secretary of State shall mail a copy of any process against the limited liability company served upon him or her is:

Corporation Service Company
80 State Street
Albany, NY 12207-2543

FOURTH: The name and street address within this state of the registered agent of the limited liability company upon whom and at which process against the limited liability company can be served is: Corporation Service Company, 80 State Street, Albany, NY 12207-2543

FIFTH: The limited liability company is to be managed by: (check appropriate box)

X	1 or more members
A class or classes of members
1 or more managers
A class or classes of managers

/s/ Jillian Harrison
(Signature of Organizer)

Jillian Harrison
(Print or type name of Organizer)